 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: May 20, 2025
(Date of earliest event reported)

 ITT INC.
(Exact name of registrant as specified in its charter)

Indiana	001-05672	81-1197930
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Washington Boulevard
6th Floor
Stamford, CT 06902
(Address of principal executive offices) (Zip Code)
(914) 641-2000
(Registrant's telephone number, including area code)

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1 per share	ITT	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                                                 Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 20, 2025, the Board of Directors (the “Board”) of ITT Inc. (the “Company”), acting on the recommendation of the Nominating and Governance Committee, elected Ms. Mary Laschinger to its Board of Directors, effective immediately following its annual meeting of shareholders (the “Annual Meeting”) on May 21, 2025. The Board believes that Ms. Laschinger’s extensive global experience with industrial companies that operate in markets similar to the Company will provide valuable expertise to the Company.
The Board also considered the independence of Ms. Laschinger under the New York Stock Exchange listing standards and the Company's Corporate Governance Principles and concluded that Ms. Laschinger is an independent director under these standards.
The Board appointed Ms. Laschinger to the Company’s Compensation and Human Capital Committee, effective May 21, 2025.
Ms. Laschinger is not a party to any arrangement or understanding pursuant to which she was elected to the Board, nor is she or any of her immediate family members a party, either directly or indirectly, to any transaction with the Company that would be required to be reported under Item 404(a) of Regulation S-K. Ms. Laschinger will receive compensation and be subject to indemnification for serving as a member of the Board consistent with the Company’s normal arrangements for non-employee directors, as described in the Company’s proxy statement for its 2025 Annual Meeting of Shareholders. As described in the proxy statement, Ms. Laschinger will receive an annual cash retainer and restricted stock unit award promptly following her election.
In connection with the above matters, the Board increased its size to eleven directors.
A copy of the press release related to Ms. Laschinger’s election is attached as Exhibit 99.1 hereto and incorporated into this Form 8-K by reference.
Item 5.07.     Submission of Matters to a Vote of Security Holders.
On May 21, 2025, the Company held its Annual Meeting. There were 77,296,200 shares of common stock represented at the meeting, which was approximately 95.46% of the shares of common stock that were entitled to vote at the meeting. The following votes were taken at the Annual Meeting.
1.Election of Directors. At the Annual Meeting, the ten nominees whose names are set forth below were elected as directors to serve until the 2026 annual meeting of shareholders or until their respective successors are duly elected and qualified. Relevant voting information for each person was as follows:

	FOR	AGAINST	ABSTENTIONS	BROKER NON-VOTES
Kevin Berryman	74,016,278	55,132	64,318	3,160,472
Maggie Chu	73,940,464	137,745	57,519	3,160,472
Donald DeFosset, Jr.	72,575,763	1,501,435	58,530	3,160,472
Douglas G. DelGrosso	74,040,805	36,248	58,675	3,160,472
Nazzic S. Keene	73,922,472	129,930	83,326	3,160,472
Rebecca A. McDonald	72,826,182	1,251,819	57,727	3,160,472
Christopher O'Shea	73,942,471	135,060	58,197	3,160,472
Timothy H. Powers	73,755,469	321,612	58,647	3,160,472
Luca Savi	73,862,606	211,539	61,583	3,160,472
Sharon Szafranski	73,939,034	138,615	58,079	3,160,472

2.Ratification of Appointment of the Independent Registered Public Accounting Firm. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2025 fiscal year was ratified by the following vote: 75,920,754 shares for the proposal, 1,313,936 shares against the proposal and 61,510 shares abstaining.

3.Advisory Vote on 2024 Named Executive Officer Compensation. The proposal for approval, on an advisory basis, of the 2024 compensation of the Company’s named executive officers was approved by the following vote: 66,960,362 shares for the proposal, 7,081,678 shares against the proposal, 93,688 shares abstaining and 3,160,472 broker non-votes.
There were no other matters presented for a vote at the Annual Meeting.

Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by ITT Inc., dated May 21, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITT Inc.
(Registrant)

May 22, 2025	By:	/s/ Lori B. Marino
		Name:	Lori B. Marino
		Title:	Senior Vice President, Chief Legal Officer, Secretary & Chief Compliance Officer
(Authorized Officer of Registrant)